EXHIBIT 99.1
KBR Announces Fourth Quarter and Fiscal 2018 Financial Results; Guidance for Fiscal 2019

4th Quarter 2018:

•	Revenue growth of 42% to $1.3 billion; Diluted EPS of $0.31; Adjusted EPS of $0.39

•	Industry-leading Government Services organic growth of 31%

•	Operating cash flow of $129 million

Fiscal 2018:

•	Revenue growth of 18% to $4.9 billion; Diluted EPS of $1.99; Adjusted EPS of $1.53

•	Industry-leading Government Services organic growth of 17%

•	Operating cash flow of $165 million

Guidance for 2019:

•	EPS guidance of $1.29-$1.44; Adjusted EPS guidance of $1.58-$1.73

•	Operating cash flow of $175-$205 million; 90%-110% of Net Income

HOUSTON, Texas - February 26, 2019 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle of the government services and hydrocarbons industries today announced fourth quarter and fiscal 2018 financial results and guidance for fiscal 2019.

“I am delighted to report our 2018 full year results, in which we added our 8th consecutive quarter of strong revenue, earnings and cash flow; quality year-over-year backlog growth; and the successful integration of SGT and Aspire,” said Stuart Bradie, KBR President and CEO. “As we celebrate our 100 year anniversary, the level of energy and enthusiasm across our organization is high. Our Government Services business is delivering industry-leading organic growth with solid margins, our Technology business continues to expand, delivering excellent operating margins and cash conversion, and our Hydrocarbons Services business is well-positioned for growth as our clients embark on a healthy capital investment cycle,” Bradie said. “We are particularly pleased to see the restoration of the fundamental cash generating ability of our business, and with the book of business in our backlog today, we expect to continue our cash momentum as we look ahead,” added Bradie. “Our people across the world are committed to delivering safe, reliable and industry leading execution to our customers. This dedication underpins profitable, predictable, and cash generative financial performance — just as we committed as part of our strategic transformation.”

Fourth Quarter and Fiscal 2018 Financial Results

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Dollars in millions, except per share amounts	(Unaudited)
Revenue	$1,330	$937	$4,913	$4,171
Operating Income	$88	$27	$470	$266
Net Income Attributable to KBR	$43	$275	$281	$434
Cash Flow Provided by Operating Activities	$129	$(45)	$165	$193
Diluted EPS	$0.31	$1.94	$1.99	$3.06
Adjusted EPS (1)	$0.39	$0.28	$1.53	$1.49

(1) See additional information at the end of this release regarding non-GAAP financial measures.

Financial highlights for the quarter ended December 31, 2018 are as follows:

•
Industry-leading organic revenue growth in our Government Services business of 31% underpinned by on-contract growth, take-away wins, and new work awarded under our portfolio of well-positioned contracting vehicles:

◦
We won a major award to support the U.S. Air Force at Tyndall Air Force Base as it recovered in the wake of Hurricane Michael, a Category 4 storm that damaged every building on base, devastated the military flight line and wiped out the marina. We rapidly deployed a team that tackled a broad spectrum of activities such as debris removal, airfield and flight line management, supply and restoration of emergency power and satellite communications, and recovery of unique military aircraft;

◦
New wins and takeaways, such as the MSOC NASA contract at Johnson Space Center under which we provide technical, managerial, and administrative services to ensure the availability, integrity, reliability, and security of systems supporting NASA spaceflight programs; and

◦	On-contract growth across our logistics business as additional activities are added to our scope of services;

•	Incremental revenue and accretive earnings from our acquisition of SGT and consolidation of Aspire;

•
Strong organic revenue growth in our Technology business of 12% attributable to increasing demand for our innovative solutions across the chemical, petrochemical and refining markets as well as increased bundling of technology licenses with ancillary services, proprietary equipment and catalysts;

•	Interest expense was in line with expectations;

•
Income taxes were in line with expectations. The 4th quarter of 2017 included a significant release of valuation allowances and other adjustments associated with 2017 U.S. Tax Reform resulting in a non-cash tax benefit of $241 million; and

•	Operating cash flow of $129 million on strong collections and distributions from Joint Ventures.
Financial highlights for the year ended December 31, 2018 are as follows:

•
Industry-leading organic revenue growth in our Government Services business of 17% underpinned by on-contract growth in logistics and engineering, take-away wins, and new work awarded under our portfolio of well-positioned contracting vehicles, as discussed previously;

•	Incremental revenue and accretive earnings from our acquisition of SGT and consolidation of Aspire, including a non-cash gain on consolidation of Aspire of $108 million;

•	Strong organic revenue growth in our Technology business of 10% (same drivers as described above);

•	Consistent execution across each of our segments, including the successful completion of several Hydrocarbons Services projects;

•	Interest expense was in line with expectations;

•
Income taxes were in line with expectations. 2017 included a significant release of valuation allowances and other adjustments associated with 2017 U.S. Tax Reform resulting in a non-cash tax benefit of $241 million; and

•	Operating cash flow of $165 million on cash earnings, reduction in days sales outstanding and distributions from Joint Ventures.
Liquidity and Capital Structure

•	Fiscal 2018 operating cash flow to net income conversion, excluding the non-cash gain on Aspire, of 95%;

•	Gross and net debt leverage as of December 31, 2018 of 3.2x and 1.4x, respectively, in line with management expectations; and

•	Previously disclosed Ichthys funding expectations remain unchanged.
Notable New Business Awards/Developments:
Quality bookings continue to support the Company’s long-term outlook. Consolidated fiscal year 2018 book-to-bill in 2018 was 1.2x, excluding the workoff of our long-term privately financed initiatives, or PFIs, as follows: Government Services business 1.2x, excluding the workoff of PFIs; Technology 1.6x; and Hydrocarbons Services 1.1x. Booking highlights include the following:

•
Our Government Services business achieved numerous synergy wins during the year representing our ability to leverage strong customer relationships across our portfolio of high impact, mission critical capabilities. Such wins include a $500 million contract to provide personal services in human performance and behavioral health to the U.S. Special Operations Command, a contract from LIG Nex1 to support the Korean military's Identify Friend or Foe capabilities, and a seat on the U.S. Army Information Technology Enterprise Solutions-3 Services Contract.

•
Our Technology business achieved record backlog as of December 31, 2018 of $0.6 billion - the fifth sequential quarter of record setting backlog for this business. In 2018, we continued to commission and prove our first of a kind technologies, such as K-SAAT™, a revolutionary technology that increases octane for high quality gasoline blending in a safer, more operationally efficient manner. Additionally, our ROSE® technology continues to be an attractive solution enabling refiners to meet IMO 2020 requirements that reduce allowable sulfur content and emissions for marine fuels.

•
Our Hydrocarbons Services business continues to add quality projects aligned with our commercial strategies and deep technical expertise. Notable recent announcements include a reimbursable contract with ExxonMobil to provide detailed engineering, procurement, and construction services for the offsites and interconnecting units as part of the recently announced crude expansion project in Texas, a refinery debottlenecking project with SATORP, a joint venture between Saudi Aramco and Total, as well as a front-end engineering design project for Shell Australia’s Crux project to build an autonomous offshore platform and gas pipeline in Western Australia.

2019 Guidance
Across the markets we serve, our 2019 outlook is favorable, as follows:

•
Strong past performance credentials and win rates, positive synergy momentum from acquisitions, and increased U.S. Government Fiscal 2019 defense and space spending budgets are driving a robust opportunity pipeline;

•
Growing global economy, technological development, and abundant sources of competitively priced feedstock are driving increased capital project demand in gas monetization and petrochemicals end markets;

•	Greater than expected global demand for LNG coupled with projected capacity shortfalls are pushing IOC’s and developers to proceed with project final investment decisions in 2019 and 2020.
The company initiates 2019 GAAP EPS guidance with a range of $1.29 to $1.44, and Adjusted EPS guidance with a range of $1.58 to $1.73 per share. Our guidance of earnings per share is on an Adjusted EPS basis, which excludes legacy legal costs for U.S. Government contracts, non-cash imputed interest on the conversion option of the convertible debt, acquisition and integration related costs, amortization related to the consolidation of Aspire, and incremental 2019 interest expense associated with funding the legacy Ichthys project. A reconciliation of GAAP EPS to Adjusted EPS guidance is included at the end of this release.
Operating cash flows for 2019 are estimated to range from $175 million to $205 million, representing an operating cash flow to net income ratio of 90% to 110%. Our estimated effective tax rate for 2019 is estimated to range from 23% to 25%.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 36,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics;

•
Technology, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining and gasification; and

•
Hydrocarbons Services, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services.

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2018	2017
Revenues:
Government Services	$984	$553
Technology	82	73
Hydrocarbons Services	263	310
Subtotal	1,329	936
Non-strategic Business	1	1
Total revenues	1,330	937
Gross profit (loss):
Government Services	76	42
Technology	24	26
Hydrocarbons Services	24	(3)
Subtotal	124	65
Non-strategic Business	(1)	—
Total gross profit	123	65
Equity in earnings of unconsolidated affiliates:
Government Services	10	2
Hydrocarbons Services	17	6
Subtotal	27	8
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	27	8
General and administrative expenses	(53)	(40)
Acquisition and integration related costs	(2)	—
Asset impairment and restructuring charges	—	(6)
Loss on disposition of assets	(2)	—
Loss on consolidation of Aspire entities	(5)	—
Operating income	88	27
Interest expense	(23)	(5)
Other non-operating (loss) income	(2)	13
Income before income taxes and noncontrolling interests	63	35
(Provision) benefit for income taxes	(14)	243
Net income	49	278
Net income attributable to noncontrolling interests	(6)	(3)
Net income attributable to KBR	$43	$275

Net income attributable to KBR per share:
Basic	$0.31	$1.94
Diluted	$0.31	$1.94

Basic weighted average common shares outstanding	141	140
Diluted weighted average common shares outstanding	141	140

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Year Ended
	December 31,	December 31,
	2018	2017
Revenues:
Government Services	$3,457	$2,193
Technology	297	269
Hydrocarbons Services	1,157	1,671
Subtotal	4,911	4,133
Non-strategic Business	2	38
Total revenues	4,913	4,171
Gross profit (loss):
Government Services	280	155
Technology	85	76
Hydrocarbons Services	99	111
Subtotal	464	342
Non-strategic Business	(8)	—
Total gross profit	456	342
Equity in earnings of unconsolidated affiliates:
Government Services	32	43
Hydrocarbons Services	49	29
Total equity in earnings of unconsolidated affiliates	81	72
General and administrative expenses	(166)	(147)
Acquisition and integration related costs	(7)	—
Asset impairment and restructuring charges	—	(6)
Loss (gain) on disposition of assets	(2)	5
Gain on consolidation of Aspire entities	108	—
Operating income	470	266
Interest expense	(66)	(21)
Other non-operating (loss) income	(6)	4
Income before income taxes and noncontrolling interests	398	249
Provision for income taxes	(88)	193
Net income	310	442
Net income attributable to noncontrolling interests	(29)	(8)
Net income attributable to KBR	$281	$434

Net income attributable to KBR per share:
Basic	$1.99	$3.06
Diluted	$1.99	$3.06

Basic weighted average common shares outstanding	140	141
Diluted weighted average common shares outstanding	141	141

Cash dividends declared per share	$0.32	$0.32

KBR, Inc.: Selected Balance Sheet Information
(In millions)

	December 31,	December 31,
	2018	2017
	(Unaudited)
Cash and equivalents	$739	$439
Accounts receivable, net of allowance for doubtful accounts of $9 and $12	927	510
Contract assets	185	383
Other current assets	108	93
Total current assets	1,959	1,425
Total assets	5,072	3,674
Total current liabilities	1,419	1,071
Total long-term debt, including current maturities	1,248	470
Total liabilities	3,334	2,453
Total shareholders' equity	1,738	1,221
Total liabilities and shareholders' equity	$5,072	$3,674

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	December 31,	December 31,
	2018	2017
Cash flows provided by operating activities:
Net income	$49	$278
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16	10
Equity in earnings of unconsolidated affiliates	(27)	(8)
Deferred income tax (benefit)	(1)	(247)
Loss (gain) on disposition of assets	2	(5)
Loss on consolidation of Aspire entities	5	—
Other	11	9
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(59)	(8)
Contract assets	29	29
Accounts payable	40	(49)
Contract liabilities	3	9
Accrued salaries, wages and benefits	(7)	(25)
Reserve for loss on uncompleted contracts	(1)	(5)
Payments from unconsolidated affiliates, net	5	5
Distributions of earnings from unconsolidated affiliates	59	21
Other assets and liabilities	5	(59)
Total cash flows provided by (used in) operating activities	129	(45)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2)	(2)
Investments in equity method joint ventures	(87)	—
Proceeds from sale of assets or investments	24	—
Acquisition of businesses, net of cash acquired	—	(6)
Other	2	—
Total cash flows used in investing activities	(63)	(8)
Cash flows from financing activities:
Payments to reacquire common stock	—	(1)
Investments from noncontrolling interest	—	1
Distributions to noncontrolling interests	(3)	(3)
Payments of dividends to shareholders	(10)	(11)
Proceeds from sale of warrants	22	—
Purchase of note hedges	(62)	—
Issuance of convertible notes	350	—
Excess tax benefits from share-based compensation	1	—
Borrowings on revolving credit agreements	—	—
Borrowings on long-term debt	23	—
Payments on revolving credit agreements	(115)	—
Payments on short-term and long-term borrowings	(93)	(4)
Debt issuance costs	(10)	—
Other	(1)	—
Total cash flows provided by (used in) financing activities	102	(18)
Effect of exchange rate changes on cash	(10)	(1)
Increase (decrease) in cash and equivalents	158	(72)
Cash and equivalents at beginning of period	581	511
Cash and equivalents at end of period	$739	$439

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended
	December 31,	December 31,
	2018	2017
Cash flows from operating activities:
Net income	$310	$442
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	63	48
Equity in earnings of unconsolidated affiliates	(81)	(72)
Deferred income tax expense (benefit)	28	(322)
Loss (gain) on disposition of assets	2	(5)
Gain on consolidation of Aspire entities	(108)	—
Other	24	29
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(203)	92
Contract assets	25	40
Claims receivable	—	400
Accounts payable	112	(193)
Contract liabilities	(60)	(198)
Accrued salaries, wages and benefits	11	14
Reserve for loss on uncompleted contracts	(9)	(48)
Payments from unconsolidated affiliates, net	12	11
Distributions of earnings from unconsolidated affiliates	75	62
Other assets and liabilities	(36)	(107)
Total cash flows provided by operating activities	165	193
Cash flows from investing activities:
Purchases of property, plant and equipment	(17)	(8)
Investments in equity method joint ventures	(344)	—
Proceeds from sale of assets or investments	25	2
Acquisition of businesses, net of cash acquired	(354)	(4)
Adjustments to cash due to consolidation of Aspire entities	197	—
Other	2	(2)
Total cash flows used in investing activities	(491)	(12)
Cash flows from financing activities:
Payments to reacquire common stock	(3)	(53)
Acquisition of remaining ownership interest in joint ventures	(56)	—
Investments from noncontrolling interest	—	1
Distributions to noncontrolling interests	(3)	(4)
Payments of dividends to shareholders	(44)	(45)
Purchase of note hedges	(62)	—
Issuance of convertible notes	350	—
Net proceeds from issuance of common stock	2	—
Excess tax benefits from share-based compensation	1	—
Borrowings on revolving credit agreements	250	—
Borrowings on long-term debt	1,075	—
Debt issuance costs	(57)	—
Proceeds from sale of warrants	22	—
Payments on revolving credit agreements	(720)	(180)
Payments on short-term and long-term borrowings	(100)	(9)
Other	(1)	—
Total cash flows provided by (used in) financing activities	654	(290)
Effect of exchange rate changes on cash	(28)	12
Increase (decrease) in cash and equivalents	300	(97)
Cash and equivalents at beginning of period	439	536
Cash and equivalents at end of period	$739	$439

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	December 31,	December 31,
	2018	2017
Government Services	$11,005	$8,355
Technology	594	387
Hydrocarbons Services	1,896	1,822
Subtotal	13,495	10,564
Non-strategic Business	2	6
Total backlog	$13,497	$10,570

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated backlog. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $3.0 billion at December 31, 2018 and $7.2 billion at December 31, 2017. We consolidate joint ventures which are majority-owned and controlled or are VIEs in which we are the primary beneficiary. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $5.3 billion at December 31, 2018 and $125 million at December 31, 2017. Our proportionate share of backlog related to the Aspire Defence subcontracting entities was included in backlog for projects related to unconsolidated joint ventures at December 31, 2017.  As a result of obtaining control of these entities in January 2018, 100% of the backlog related to the Aspire Defence subcontracting entities is included as backlog related to consolidated joint ventures.

We estimate that as of December 31, 2018, 33% of our backlog will be executed within one year. Of this amount, 83% will be recognized in revenues on our consolidated statement of operations and 17% will be recorded by our unconsolidated joint ventures. As of December 31, 2018, $79 million of our backlog relates to active contracts that are in a loss position.

As of December 31, 2018, 10% of our backlog was attributable to fixed-price contracts, 56% was attributable to PFIs and 34% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of December 31, 2018, $9.5 billion of our GS backlog was currently funded by our customers. As of December 31, 2018, we had approximately $3.7 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. Management believes that the Adjusted EPS is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers KBR's core earnings performance and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS by adjusting EPS for the items included in the table below. Adjusted EPS is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Diluted earnings per share:
Reported EPS	$0.31	$1.94	$1.99	$3.06

Adjustments:
Legacy legal fees	0.01	0.02	0.06	0.10
Non-cash imputed interest on conversion option	0.01	—	0.01	—
Acquisition and integration related expenses	0.01	—	0.04	—
Amortization related to Aspire acquisition	0.02	—	0.06	—
Aspire (gain) loss on consolidation	0.03	—	(0.63)	—
Non-cash tax benefit for 2017 Tax Reform	—	(0.13)	—	(0.13)
Non-cash tax valuation allowance reduction	—	(1.59)	—	(1.58)
Impairment of shareholder loan receivable	—	0.04	—	0.04

Adjusted EPS	$0.39	$0.28	$1.53	$1.49

We have calculated the Adjusted EPS for the 2019 guidance by adjusting EPS for the items included in the table below.

Diluted Earnings per Share:	2019 Guidance (Unaudited)
GAAP EPS Guidance	$1.29 to $1.44

Adjustments:
Legacy legal fees	0.06
Non-cash imputed interest on conversion option	0.06
Acquisition and integration related expenses	0.02
Amortization related to Aspire consolidation	0.06
Incremental interest expense on Ichthys funding	0.09

Adjusted EPS Guidance	$1.58 to $1.73